Exhibit 10.2

ACCURIDE CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

Name:	[NAME]	Accuride Corporation 2005 Incentive Award Plan
(As Amended and Restated)
Address:
		Grant:	[ ] shares of Common Stock (the “Restricted Stock”)

Signature:		Grant Date: [ ]

Effective on the Grant Date you have been granted the number of shares of Restricted Stock set forth above in accordance with the provisions of the Accuride Corporation 2005 Incentive Award Plan (As Amended and Restated) (the “Plan”) and subject to the restrictions, terms and conditions set forth in this Restricted Stock Award Agreement (“Agreement”).  Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined in this Agreement.

Until vested the Restricted Stock shall be subject to the forfeiture and transfer restrictions contained in this Agreement.  The Restricted Stock will fully vest and no longer be subject to the restrictions of and forfeiture under this Agreement provided that:

[VESTING CONDITIONS].

In the event of the termination of your employment with the Company for any reason, whether such termination is occasioned by you, by the Company, with or without cause or by mutual agreement prior to the date you are vested in the Restricted Stock, then your right to vest in the Restricted Stock, if any, will terminate and all shares of the Restricted Stock shall be forfeited and cancelled.

Prior to vesting the Restricted Stock or any interest or right therein or part thereof shall not be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided the Restricted Stock may be transferable by will or the laws of descent and distribution.

The Company shall cause the Restricted Stock to be issued and a stock certificate or certificates representing the Restricted Stock to be registered in the name of the Restricted Stockholder or held in book entry form promptly upon execution of this Agreement, but if a stock certificate or certificates is issued, it shall be delivered to, and held in custody by, the Company until the applicable restrictions lapse at the times specified above, or such Restricted Stock is forfeited.  If issued, each such certificate will bear the following legend:

The shares of stock represented by this certificate are subject to forfeiture and the transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including restrictions against transfer) contained in the

Accuride Corporation 2005 Incentive Award Plan (As Amended and Restated) and a Restricted Stock Award Agreement dated [GRANT DATE], entered into between the registered owner of such shares and Accuride Corporation.  A copy of the Agreement is on file in the office of the Secretary of Accuride Corporation, 7140 Office Circle, Evansville, Indiana 47715.

You will receive all dividends paid on and will be entitled to vote the Restricted Stock.  Following the vesting of any of your Restricted Stock, the Company will cause to be issued and delivered to you certificates evidencing such Restricted Stock, free of the legend provided above, or cause such shares to be entered in book entry form with the Company’s transfer agent.

The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from this Restricted Stock Award.  You may satisfy your tax obligation, in whole or in part, as follows:

(a) if you make an election under Section 83(b) of the Code to be taxed on the Restricted Stock as of the Grant Date, then you must satisfy all withholding obligations in a cash payment to the Company in the amount of such required withholding;

(b) if you are taxed on the Restricted Stock at vesting, then you may (I) elect to have the Company withhold shares of your Restricted Stock otherwise to be delivered with a fair market value equal to the minimum amount of the tax withholding obligation; (II) surrender to the Company previously owned shares of Stock with a fair market value equal to the minimum amount of the tax withholding obligation, or (III) pay in cash to the Company an amount equal to the required withholding; provided, however, that if the Restricted Stock vests during a period in which you are prohibited from trading under any policy of the Company or by reason of the Exchange Act, then the tax withholding obligation shall automatically be satisfied in accordance with subsection (I) of this paragraph.

This Restricted Stock Award is granted under and governed by the terms and conditions of the Plan.  You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of a Restricted Stock Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Stock or benefits in lieu of Restricted Stock in the future.  Future awards of Restricted Stock, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares, or vesting provisions.  The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time.  By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.

COMPANY:
ACCURIDE CORPORATION

By:

Its: